Exhibit 99.1

MIMEDX PROVIDES UPDATE ON PREVIOUSLY ANNOUNCED SENIOR EXECUTIVE SEPARATIONS

Board and Compensation Committee Determine That Separations Be Treated as “For Cause”

Terminations Based on Information from Audit Committee’s Ongoing Independent Investigation

Parker H. Petit Resigns as Member of MiMedx Board, Effective Immediately

Marietta, Georgia, September 20, 2018 – The Board of Directors (the “Board”) of MiMedx Group, Inc. (Nasdaq: MDXG), a leading developer and marketer of regenerative and therapeutic biologics, today announced that it has determined that the previously announced separations of four senior MiMedx executives – Parker H. Petit, William C. Taylor, Michael J. Senken, and John E. Cranston (collectively, the “Separated Employees”) – be treated as terminations “for cause”. The Compensation Committee separately reached this determination as well. These determinations are based on information identified as part of the Audit Committee’s ongoing independent investigation.

Mr. Petit is the Company’s former Chairman and Chief Executive Officer; Mr. Taylor is the Company’s former President and Chief Operating Officer and a former member of the Board; Mr. Senken is the Company’s former Chief Financial Officer and principal accounting officer; and Mr. Cranston is the Company’s former Vice President, Corporate Controller and Treasurer. Messrs. Petit and Taylor resigned as officers of the Company effective June 30, 2018, and Messrs. Senken and Cranston stepped down from their positions on June 6, 2018. Mr. Taylor resigned from the Board effective June 30, 2018.

As a result of findings related to the conduct of the Separated Employees, the Board and the Compensation Committee, as the administrators of the MiMedx Group, Inc. Assumed 2006 Stock Incentive Plan (the “2006 Plan”) and the MiMedx Group, Inc. 2016 Equity and Cash Incentive Plan (together with the 2006 Plan, the “Plans”), have taken all required action to cause all equity and incentive awards outstanding under the Plans held by the Separated Employees to be forfeited. The Board and Compensation Committee action was based on findings that the Separated Employees engaged in, among other things, conduct detrimental to the business or reputation of the Company.

In addition, the Board and the Compensation Committee have determined that action shall be taken to recover compensation previously paid to the Separated Employees pursuant to the Plans and the Company’s Compensation Recoupment Policy, based upon the final results of the Company’s restatement of its previously issued consolidated financial statements and financial information.

Additionally, the Board announced that Mr. Petit has resigned as a member of the MiMedx Board, effective immediately.

“The Board is taking the necessary steps to prepare MiMedx for its next chapter and a stronger future,” said Charles R. Evans, Chairman of the Board. “The Board is committed to taking the decisive actions necessary to develop enhanced systems and controls. Meanwhile, the Board and management team remain focused on executing the Company’s strategy to deliver operational and clinical successes to improve the lives of patients around the world and drive long-term business success and value creation.”

The Audit Committee is working with its advisors to complete the investigation expeditiously and has made significant progress. The investigation is ongoing, and there may be other actions taken based, at least in part, on information from the investigation. The Company is also working to prepare its financial statements for audit and regain compliance with its Securities and Exchange Commission reporting obligations as soon as practicable.

About MiMedx

MiMedx® is a leading biopharmaceutical company developing and marketing regenerative and therapeutic biologics utilizing human placental tissue allografts with patent-protected processes for multiple sectors of healthcare. “Innovations in Regenerative Medicine” is the framework behind the Company’s mission to provide physicians products and tissues to help the body heal itself. The Company processes the human placental tissue utilizing its proprietary PURION® Process methodology, among other processes, to allografts by employing aseptic processing techniques in addition to terminal sterilization. MiMedx has supplied over 1.3 million allografts to date for application in the Wound Care, Burn, Surgical, Orthopedic, Spine, Sports Medicine, Ophthalmic and Dental sectors of healthcare. For additional information, please visit www.mimedx.com.

Safe Harbor Statement

This press release includes forward-looking statements including statements regarding the Audit Committee’s independent investigation and any actions that may arise in connection therewith. Forward-looking statements may be identified by words such as “believe,” “expect,” “may,” “plan,” “potential,” “will,” “would” and similar expressions and are based on current beliefs and expectations. Forward-looking statements are subject to risks and uncertainties, and the Company cautions investors against placing undue reliance on such statements.

Actual results may differ materially from those set forth in the forward-looking statements as a result of various factors, including, without limitation, uncertainties relating to the outcome of the Audit Committee’s investigation. For more detailed information on the risks and uncertainties that may apply to the Company’s business and the ownership of Company common stock, please review the Risk Factors section of the Company’s most recent annual report filed with the Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this press release, and except as required by law, the Company assumes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

Robert P. Borchert

Vice President, Investor Relations

770-651-9383

rborchert@mimedx.com